Exhibit 99.1

NEWS RELEASE

Contact: Matthew Kohnke, CFO, mkohnke@dormanproducts.com, (215) 997-1800. Visit our website at www.dormanproducts.com

Dorman Products, Inc. Reports Sales and Earnings

For the Fourth Quarter and Year Ended December 28, 2013

Fourth Quarter Highlights:

•	Sales increased 26% to $169.8 million.

•	Income from continuing operations increased 35% to $20.6 million, or $0.56 per diluted share.

•	Operating margin increased to 18.6% from 17.0% during the same period last year.

COLMAR, PENNSYLVANIA (February 19, 2014) – Dorman Products, Inc. (NASDAQ:DORM) today announced sales for the fourth quarter ended December 28, 2013 of $169.8 million, an increase of 26% from $135.0 million in the fourth quarter of 2012. The Company also announced income from continuing operations of $20.6 million, or $0.56 per diluted share, for the fourth quarter ended December 28, 2013, up 35% from the prior year’s income from continuing operations of $15.2 million, or $0.42 per diluted share.

“We are pleased to once again report strong double digit sales growth this quarter. Our growth continues to be driven by strong demand for our new products. Revenue from products introduced in the last 24 months accounted for nearly 23% of sales in the fourth quarter,” said Mr. Steven Berman, Chairman and Chief Executive Officer. “I would like to thank all of our contributors for their outstanding execution from idea to invoice, and our customers and end-users for their continued support of all our products.”

Gross profit margin was 38.9% for the fourth quarter ended December 28, 2013 compared to 38.4% for the same period last year. The increase in margin percent was primarily the result of a favorable change in sales mix toward higher margin new products. Selling, general and administrative expenses increased 19% in the fourth quarter of 2013 to $34.5 million from $28.9 million in the fourth quarter of 2012. Cost increases were primarily the result of higher variable costs associated with the 26% sales growth, additional product development spending and increased incentive compensation.

For the fiscal year ended December 28, 2013, sales increased 16% over the prior year to $664.5 million from $570.4 million last year. Net income from continuing operations in 2013 increased 23% to $81.9 million from $66.4 million in the prior year. Diluted earnings per share from continuing operations in 2013 rose 23% to $2.24 from $1.82 in the prior year. Operating cash flow in 2013 was $61.6 million compared to $48.9 million in 2012.

“This year marked our 5th consecutive year of double digit sales and earnings growth, and our 13th consecutive year of sales growth. Our continued commitment to our ‘New to the Aftermarket’ initiative resulted in the introduction of 20% more new parts in 2013, including 873 ‘Formerly Dealer Only’ parts which were not previously available in the aftermarket,” said Mr. Berman. “We continued to invest in our new product capabilities in 2013 as our research and development spending increased 28% during the year. These investments will help support our long-term goal of driving low double-digit sales and earnings growth.”

Dorman Products, Inc. is a leading supplier of Dealer “Exclusive” automotive replacement parts, automotive hardware, brake products, and household hardware to the Automotive Aftermarket and Mass Merchandise markets. Dorman products are marketed under the Dorman® OE Solutions™, HELP!®, AutoGrade™, First Stop™, Conduct-Tite®, TECHoice™, Dorman® Hybrid Drive Batteries and Dorman HD Solutions™ brand names.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, competition in the automotive aftermarket industry, concentration of the Company’s sales and accounts receivable among a small number of customers, the impact of consolidation in the automotive aftermarket industry, foreign currency fluctuations, dependence on senior management and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 29, 2012. The Company is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per-share amounts)

	13 Weeks		13 Weeks
Fourth Quarter (unaudited)	12/28/13	Pct.	12/29/12	Pct.
Net sales	$169,809	100.0	$135,014	100.0
Cost of goods sold	103,724	61.1	83,173	61.6
Gross profit	66,085	38.9	51,841	38.4
Selling, general and administrative expenses	34,478	20.3	28,875	21.4
Income from operations	31,607	18.6	22,966	17.0
Interest expense, net	41	—	33	—
Income from continuing operations before income taxes	31,566	18.6	22,933	17.0
Provision for income taxes	10,947	6.5	7,684	5.7
Income from continuing operations	20,619	12.1	15,249	11.3
Income from discontinued operations	—	—	51	—
Net income	$20,619	—	$15,300	—
Diluted earnings per share:
Continuing operations	$0.56	—	$0.42	—
Discontinued operations	—	—	—	—
Net income	$0.56	—	$0.42	—

Weighted average diluted shares outstanding	36,552	—	36,609	—

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per-share amounts)

	52 Weeks		52 Weeks
Year Ended (unaudited)	12/28/13	Pct.	12/29/12	Pct.
Net sales	$664,466	100.0	$570,420	100.0
Cost of goods sold	403,498	60.7	355,211	62.3
Gross profit	260,968	39.3	215,209	37.7
Selling, general and administrative expenses	133,029	20.0	110,978	19.4
Income from operations	127,939	19.3	104,231	18.3
Interest expense, net	189	0.1	123	—
Income from continuing operations before income taxes	127,750	19.2	104,108	18.3
Provision for income taxes	45,830	6.9	37,703	6.7
Income from continuing operations	81,920	12.3	66,405	11.6
Income from discontinued operations	—	—	4,557	—
Net income	$81,920	—	$70,962	—
Diluted earnings per share:
Continuing operations	$2.24	—	$1.82	—
Discontinued operations	—	—	0.12	—
Net income	$2.24	—	$1.94	—

Weighted average diluted shares outstanding	36,624	—	36,494	—

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands)

	12/28/13	12/29/12
Assets:
Cash and cash equivalents	$60,593	$27,708
Accounts receivable	180,777	140,180
Inventories	164,421	145,270
Deferred income taxes	20,798	20,559
Prepaid expenses	5,851	2,332
Total current assets	432,440	336,049
Property & equipment	64,786	48,758
Goodwill and other intangible assets	30,089	26,553
Other assets	1,854	1,323
Total assets	$529,169	$412,683

Liabilities & Shareholders’ Equity:
Accounts payable	$61,255	$42,387
Accrued expenses and other	30,483	21,298
Total current liabilities	91,738	63,685
Other long-term liabilities	5,310	3,447
Deferred income taxes	18,480	12,679
Shareholders’ equity	413,641	332,872
Total Liabilities and Equity	$529,169	$412,683

Selected Cash Flow Information (unaudited):

(in thousands)	13 Weeks	13 Weeks	52 Weeks	52 Weeks
	12/28/13	12/29/12	12/28/13	12/29/12
Depreciation and amortization	$2,742	$2,252	$10,159	$8,225
Capital expenditures	$11,717	$3,641	$24,666	$18,078